Exhibit 10.14

MANAGING DIRECTOR

SERVICE CONTRACT

between

POET Software GmbH
Wiesenkamp 22 b
22359 Hamburg

- hereinafter “Company” -

here represented by its shareholders

the letter represented by

Nick Ordon

and

Herr/Mr. Jochen Witte

- hereinafter “Managing Director” -

Preamble

By Shareholders’ resolution on 19 May 1993 the shareholders appointed the Managing Director to be Managing Director of the Company.

His employment with the Company has been ruled so far by the Managing Director’s “Contract of Service” as of 19 May 1993 together with the “Attachments of Employment Agreement” as of 10 September 1998 and all further additional agreements.

The parties agree that upon expiry of the day preceding the day of commencement of this agreement the Managing Director’s “Contract of Service” as of 19 May 1993 together with the “Attachments of Employment Agreement” as of 10 September 1998 and

all further additional agreements shall terminate.

The parties agree that the conditions of employment of the Managing Director of the Company solely and exclusively base upon the following provisions:

§ 1 Position and Tasks

(1)  The Managing Director of the Company has the title “President of the European Operations of Versant” as well as the title “Managing Director of POET Software GmbH”.  He is in particular responsible for the European operations of Versant Corporation and its subsidiaries.

(2)  The Managing Director shall conduct the business of the Company conscientiously with the care of a proper businessman and shall exercise in a responsible way the duties assigned to him by the law, articles of Incorporation, contract and where necessary general codes of practice and rules of procedure.  In particular he shall also obey the basic principles of the Company’s business plan.

(3)  The Managing Director’s main activity comprises the responsible management and supervision of the Company (including the initiation, co-ordination and execution of all procedures) and may, from time to time, be extended upon request of the shareholders to the performance of other assignments or the assumption of further responsibilities within the related Versant group of corporations, to support its overall business objective.

(4)  When appointing additional Managing Directors, the tasks of the management can be specified by the Shareholders’ Meeting.  The Managing Director shall co-ordinate his activities with the other Managing Directors in a helpful and considerate manner.

§ 2 Shareholders’ Resolutions

(1)  The Managing Director is bound by the resolutions of the Shareholders’ Meeting.

(2)  In particular, the Shareholders’ Meeting can define general guidelines regarding the conduct of business transactions.

(3) Moreover the Shareholders’ Meeting can issue binding rules of procedure defining the demarcation of the areas of activity of the Managing Directors.

(4) Subject to further instructions by the Shareholders’ Meeting, the Managing Director shall require the prior written approval of the Shareholders’ Meeting for all activities going above and beyond the Company’s ordinary scope of business activities.  Among these are in particular the business activities mentioned in Exhibit 1.

(5) Consent can already be granted in advance, including for individual groups of transactions. Inclusion in the adopted annual budget counts as consent, unless a reservation was attached to its adoption in this respect.

(6) The Managing Director reports to the person assigned by the Shareholders’ Meeting, presently to the Chief Executive Officer of Versant Corporation, currently Mr. Nick Ordon (“Representative of the Shareholders’ Meeting”).

§ 3 Power of representation

(1) The Managing Director represents the Company (alongside the other Managing Directors where necessary) legally and extrajudicially in accordance with the conditions of his appointment and the articles of association.

(2) The Managing Director shall obey the restrictions imposed on him by this agreement, the articles of association, the law, an instruction or a resolution by the Shareholders’ Meeting.

§ 4 Duration

(1) This agreement starts on April 1, 2004 and runs for a period of three years. It expires on March 31, 2007.

§ 5 Termination/Recall

(1) The right to give extraordinary notice for cause remains unaffected. A cause for the Company exists in particular if the Managing Director violates the provisions of this agreement or the restrictions concerning management that are imposed on him in the internal relationship. The extraordinary notice of this agreement must be in writing to be effective.

(2) The Company shall be entitled to release the Managing Director from further activities for the Company on full pay during the duration of this agreement, especially in case of a recall from his position as Managing Director.

(3) The Managing Director’s appointment as Managing Director of the Company can be revoked at any time by the Shareholders’ Meeting, notwithstanding any compensation claims on his part arising from this agreement.

§ 6 Remuneration

(1) The Managing Director shall receive an annual fixed gross salary of EUR 150,000. -(Base Salary) as remuneration for his work, which shall be payable in 12 equal instalments of EUR 12,500. - gross (Monthly Gross Salary) less statutory deductions at the end of each calendar month. If a contract year is shorter than the calendar year, the remuneration shall be paid pro rata temporis.

(2) In addition to the Base Salary in accordance with para 1 above, the Managing Director shall receive a variable annual compensation of EUR 75,000.- gross (Target Bonus), related to the success of the European operations. The variable compensation shall be paid once a year in the first quarter of the following year. In the event that a contract year is shorter than a calendar year, the variable compensation shall be paid pro rata temporis.

(3) No employer’s pension commitment exists.

(4) The remuneration according to this provision is the settlement for the entire activity by the Managing Director, in particular where necessary also that for subsidiary, part-owned or other companies of the Versant group or on Sundays and public holidays.

Insofar as the Managing Director receives remunerations for such activities directly from the companies involved, these shall be off-set against the remuneration according to this agreement, except as expressly agreed otherwise.

§ 7 Other benefits

(1) The Company will provide the Managing Director with a company car with a monthly lease rate up to EUR 1,000.- net. In this regard the Managing Director shall keep his current company car. An upgrading shall be financed by the Managing Director. A downgrading shall be taken into account as gross motor vehicle compensation in the monthly salary statement. The Managing Director is entitled to use the company car for private purposes. According to German tax regulations, as in force from time to time, the private use is taxable as remuneration in kind, which shall be taken into consideration for the payroll. Otherwise, the motor vehicle guidelines of the Company shall apply in their respectively applicable version. Upon termination of the employment, the Managing Director shall return the company car immediately.

(2) The Company will reimburse the Managing Director for proved travel expenses and other expenditure which became necessary in the interest of the Company in accordance with guidelines of the Company in force from time to time and German tax regulations in force from time to time.

(3) The Managing Director is entitled to a life insurance benefit with a monthly premium up to EUR 130. - net.

(4) The Company shall insure the Managing Director against accident to the usual and appropriate amount.

§ 8 Vacation

(1) The Managing Director is entitled to an annual vacation of 28 working days.

(2) The Managing Director shall agree with the other managing directors and with the Representative of the Shareholders’ Meeting the time of vacation reasonably in advance.  This shall also apply for the grant of extra vacation for exceptional circumstances (e.g. death of close relatives).

(3) The vacation entitlement expires at the latest on 31st March of the following year.  There is no compensation for vacation days that are not taken.

§ 9 Sickness/Death/Accident

(1) The Managing Director shall promptly notify the Representative of the Shareholders’ Meeting about sickness, if any, and, in case the sickness lasts more than three days, submit a medical certificate attesting to his inability to work and the probable length thereof.

(2) In the event of temporary illness or other impediment for which he is not to blame, the monthly Base Salary (§ 6 para. 1) will continue to be paid for a period of six (6) months.  The continuation of earnings shall take place until the termination of the agreement at the latest.

(3) Any benefits from third parties, for example based on legal liability claims or sickness insurances, shall be off-set against the Company’s performances to the extent that as a result of these benefits from third parties and the Company’s performances the net earnings the Managing Director would have had according to § 6 para.  1 if he had not been unable to work are exceeded.

(4) If the Managing Director dies during the term of this agreement, then, if applicable, his widow and his legitimate children provided that the latter have not yet completed the 25th year of their life and are still in professional training, shall as joint creditors be entitled to the continuation of the monthly Base Salary (§ 6 para. 1) for the month of death and for the six (6) following months. Para. 3 applies accordingly.

§ 10 Duties and secondary activities

(1) The Managing Director shall put his entire working efforts and their results as well as the whole of his experience and knowledge at the sole disposal of the Company.  The working hours are governed by the duties arising and amount to at least 40 hours per week.

(2) Every other employment aimed at earning income requires the prior written consent of the Shareholders’ Meeting.  The Managing Director undertakes an obligation to give the Company advance written notice of every secondary employment that may actually or possibly require permission.

(3) The written consent of the Shareholders’ Meeting is also required in order to undertake honorary offices that cause a not inconsiderable expenditure of work, as well as for appointments to a supervisory board, association committee or similar institution.  The same also applies to a scientific, authorship, consultancy or similar activity.

(4) The Shareholders’ Meeting is permitted to refuse as is possible at any time, revoke its consent to a notified secondary activity only if the secondary activity involved, in itself or in conjunction with other secondary activities, gives reason to fear an impairment of the Managing Director’s activity for the Company or the Company’s other needs.

(5) On the termination of this service relationship and/or at the time release is given in the case of premature release, the Managing Director shall in response to a resolution by the Shareholders’ Meeting give up all appointments he undertook and/or carried out on the basis of his activity or in relation to his activity in the Company.

§ 11 Confidentiality/Return of Documents

(1) The Managing Director shall, during the period of employment with the Company or at any time thereafter, strictly keep confidential any confidential information concerning the business, contractual arrangements, deals, transactions or particular affairs of the Company or its affiliates, and will not utilise any such information for his own benefit or for the benefit of others.

(2) Publications and lectures concerning the scope

of business of the Company or its affiliates shall require the prior consent of the Shareholders’ Meeting.  They constitute intellectual property of the Company.

(3) During his employment upon request of the Company, without request at the latest upon his resignation from the Company and/or at the time release is given in the case of release at an earlier time, the Managing Director shall return to the Company all files and other documents concerning the business of the Company and its affiliates in his possession or open to his access, specifically all designs, customer and price lists, printed material, documents, sketches, notes, drafts - as well as copies thereof – regardless whether or not the same were originally furnished by the Company or by its affiliates.  The Managing Director is not entitled to exercise a right of retention on such items.

§ 12 Copyright and Other Intellectual Property Rights, Inventions

(1) The Managing Director assigns to the Company the exclusive right of use and exploitation, unrestricted in time, territory and content, of all work output which is capable of copyright protection or of protection under trademark, registered design and/or utility model or any other intellectual property rights, which the Managing Director produces during the period of his employment, during his working hours or outside of his working hours, insofar as they relate to his service duties under this agreement.  The assignment of the use and exploitation rights includes the authorisation to further revision and to the issue of licenses to third parties and is fully compensated for by the Base Salary set out in § 6 para 1 of this Agreement.  The Managing Director expressly waives all other rights due to him as holder of copyright or other intellectual property rights in the work output, in particular the right to be named or to access to the work.

(2) For inventions of the Managing Director the German Law on Employee’s Inventions (Arbeitnehmererfindungsgesetz) shall apply, however with the reservation that the claim of any inventions of the Managing

Director by the Company is fully compensated by the Base Salary in accordance with § 6 para 1 above.

§ Non-Compete Covenant

(1)  After the end of this agreement, the Managing Director is subject to a post-contractual non-compete covenant for a period of one (1) year in accordance with the following provisions.

(2)  During the period of the post-contractual non-compete covenant, the Managing Director will not engage in any activity for an enterprise primarily engaged in database management or an enterprise that is primarily engaged in any other areas that the Company has derived more than 15 percent of its gross revenue within the prior 12 month period, neither directly nor indirectly, neither in a freelance, entrepreneurial, employment or investment activity, neither remunerated nor free of charge.

(3)  The non-compete obligation shall extend to the geographic territory of Germany.

(4)  For the term of the post-contractual non-compete covenant the Company shall pay the Managing Director a compensation after termination of the employment, which for every year of the non-compete covenant amounts to half the last annual contractual remuneration received by the Managing Director. The compensation shall be paid monthly at the end of each month.

(5)  The Company may waive the non-compete covenant at any time with the effect that upon such waiver the obligation of the Company to pay compensation shall cease.

(6)  If the Managing Director breaches this obligation not to compete, the Company can claim a contractual fine for each case of a breach in the amount of three (3) monthly salaries. Monthly salary is the average monthly remuneration earned in the last twelve months before the Managing Director leaves the Company. In case of a permanent breach this fine is due again for each commenced month of a breach. At the same time, the Company’s obligation to pay compensation shall be cancelled. Any further claims, including claims for cease-and-desist and for damages, shall not be affected hereby.

(7)  If one of these provisions of this clause is held to be invalid, the remaining provisions shall remain valid.

(8)  §§ 74 seq. of the German Commercial Code (HGB) apply in addition.

§ 14 Miscellaneous

(1)  The parties agree that upon expiry of the day preceding the day of commencement of this agreement the Managing Director’s “Contract of Service” as of 19 May 1993 together with the “Attachments of Employment Agreement” as of 10 September 1998 and all further additional agreements shall be terminated and replaced by this agreement. The parties further agree that upon expiry of the day preceding the day of commencement of this agreement all claims of the Managing Director under the Managing Director’s “Contract of Service” as of 19 May 1993 together with the “Attachments of Employment Agreement” are fully and finally settled and waived and that only those claims exist as laid down in this agreement.

(2)  The parties agree that any other possible service relationship or dependent employment of the Managing Director with the Company or an affiliate terminates unanimously upon execution of this agreement. The parties also agree that upon execution of this agreement all claims of the Managing Director under such possible service relationship or dependent employment are fully and finally settled and waived and that only those claims exist as laid down in this agreement.

(3)  Amendments to and revisions of this agreement including this clause must be in writing to be effective. It shall not be possible for either of the contracting parties to cite an actual exercise deviating from the agreement for as long as such deviation has not been recorded in writing.

(4)  All declarations of intent by the Managing Director that affect this agreement shall be addressed to the Shareholders’ Meeting. All of the rights reserved to the Shareholders’ Meeting in this agreement can be exercised by an advisory board, if any.

(5) If individual provisions of this agreement should be or become invalid, this shall not affect the legal validity of the other provisions of this agreement.  The Invalid provision shall be replaced by the legally admissible provision which comes closest to the economic intent of the invalid provision.  The same applies in the event of any gaps in the agreement.

(6) This agreement has been drafted in both German and English version.  In case of discrepancies or contradictions between the two versions the German version shall prevail.

(7) This agreement shall be subject to German law.

(8) Place of fulfillment shall be the registered office of the Company.

, den/this /8/3/ 2004
Managing Director

/s/Jochen Witte
Jochen Witte

Exhibit 1: Transactions requiring consent:

•              Calling in payments on share capital and surcharges.

•              Consent to the splitting of share interests.

•              Appointment and dismissal of procurists and authorised agents for the entire business operation.

•              Granting and termination of any participation in the Company’s profit, especially silent partner’s interests, participating relationships and bonuses.

•              Conclusion and termination of company premises leases, business management agreements and company transfer agreements and contracts that may result in a significant restriction of potential entrepreneurial activities of the Company.

•              Disposal of the Company’s assets as a whole or a significant part of them.

•              Founding and winding up companies or businesses, acquisition and disposal of holdings in other businesses, the conclusion, modification and termination of partnership agreements.

•              Setting up, acquisition, closure and disposal of operations, partial operations or branches.

•              Acquisition, disposal or charging of pieces of land and rights equivalent to pieces of land.

•              Disposal of intellectual proprietary rights.

•              Granting of all company loans.

•              Investments exceeding (individually or in total) €25,000, - as well as investments leading to the budget being exceeded by more than 10% (individually or in total).

•              The initiation of development projects with a volume of (individually or in total) more than 0.5% of the turnover.

•              Provision of securities, issue of sureties and guarantees and entering into obligations arising from bills of exchange which (individually or in total) exceed € 50,000,; except for the usual warranty for the Company’s products.

•              Appointment and dismissal of employees, if their reimbursement exceeds 1.5 times the respective contribution of the upper income limit in the pension insurance fund.

•              Consent to secondary activities of employees, insofar as the requirement for consent arises from the employment relationship.

•              Grant of retirement payment or pension commitments.

•              Entering into contracts as a result of which the Company incurs expenses or obligations exceeding (individually or in total)   € 25,000, except for transfer transactions in the context of the normal course of business.

•              Resolutions concerning issues whose result is comparable to one of the aforementioned points.

•              All other unusual management actions.

•              The aforementioned actions do not need the required consent insofar as they are already included in an annual budget adopted without reservation.

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